A special meeting of each fund's shareholders was held on March 19, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	13,113,976,696.73	94.453
Withheld	770,153,401.43	5.547
TOTAL	13,884,130,098.16	100.000
Dennis J. Dirks
Affirmative	13,168,641,748.82	94.847
Withheld	715,488,349.34	5.153
TOTAL	13,884,130,098.16	100.000
Edward C. Johnson 3d
Affirmative	13,067,153,008.01	94.116
Withheld	816,977,090.15	5.884
TOTAL	13,884,130,098.16	100.000
Alan J. Lacy
Affirmative	13,157,857,950.99	94.769
Withheld	726,272,147.17	5.231
TOTAL	13,884,130,098.16	100.000
Ned C. Lautenbach
Affirmative	13,143,644,424.95	94.667
Withheld	740,485,673.21	5.333
TOTAL	13,884,130,098.16	100.000
Joseph Mauriello
Affirmative	13,154,116,065.58	94.742
Withheld	730,014,032.58	5.258
TOTAL	13,884,130,098.16	100.000
Cornelia M. Small
Affirmative	13,156,092,259.88	94.756
Withheld	728,037,838.28	5.244
TOTAL	13,884,130,098.16	100.000
William S. Stavropoulos
Affirmative	13,112,639,067.26	94.443
Withheld	771,491,030.90	5.557
TOTAL	13,884,130,098.16	100.000
David M. Thomas
Affirmative	13,162,301,260.43	94.801
Withheld	721,828,837.73	5.199
TOTAL	13,884,130,098.16	100.000
Michael E. Wiley
Affirmative	13,161,946,104.44	94.798
Withheld	722,183,993.72	5.202
TOTAL	13,884,130,098.16	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
Affirmative	9,888,405,498.50	71.221
Against	2,171,839,353.81	15.643
Abstain	699,607,061.81	5.039
Broker Non-Votes	1,124,278,184.04	8.097
TOTAL	13,884,130,098.16	100.000
PROPOSAL 3

For Select Health Care Portfolio, a shareholder proposal concerning "oversight procedures to screen out investments in companies that, in the judgment of the Board, substantially contribute to genocide, patterns of extraordinary and egregious violations of human rights, or crimes against humanity".

Affirmative	313,671,818.29	29.066
Against	603,940,537.45	55.963
Abstain	64,309,260.67	5.959
Broker Non-Votes	97,258,397.16	9.012
TOTAL	1,079,180,013.57	100.000

A Denotes trust-wide proposal and voting results.